Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of HyreCar Inc. on Form S-8, pertaining to the 2016 Equity Incentive Plan, of our report dated April 14, 2020, relating to the consolidated financial statements of HyreCar Inc. included in its Annual Report on Form 10-K for the years ended December 31, 2019 and 2018.

/s/ dbbmckennon

Newport Beach, California

April 29, 2020